SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.___)

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Filed by a Party other than the Registrant [   ]

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[ ]	Confidential, for Use of the Commission Only (as permitted by 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Under § 240.14a-12

CELERITEK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
QUESTIONS AND ANSWERS
DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATED PARTY TRANSACTIONS
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
AUDIT AND ALL OTHER RELATED FEES
STOCK PRICE PERFORMANCE GRAPH
OTHER MATTERS
VOTING VIA THE INTERNET OR BY TELEPHONE

CELERITEK, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on August 2, 2002

       We cordially invite you to attend our 2002 Annual Meeting of Shareholders of Celeritek, Inc. The meeting will be held on Friday, August 2, 2002 at 9:00 a.m., Pacific Daylight Savings Time, at our offices located at 3236 Scott Boulevard, Santa Clara, California 95054. At the meeting we will:

1. Elect the Board of Directors;

2. Ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending March 31, 2003; and

3. Transact any other business as may properly come before the meeting or any postponement or adjournment thereof.

      These items are fully discussed in the following pages, which are made part of this Notice. Shareholders who owned our common stock at the close of business on Wednesday, June 5, 2002 may attend and vote at the meeting. If you will not be attending the meeting, we request that you vote your shares as promptly as possible. You may be eligible to vote your shares in a number of ways. You may mark your votes, date, sign and return the Proxy Card or vote instruction form. If you hold shares in your own name as a shareholder of record, you may vote only by returning a signed Proxy Card or voting in person at the meeting. If you hold our shares with a broker or bank, you may be eligible to vote via the Internet or to vote telephonically. If your shares of common stock are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may choose to vote those shares via the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com) or telephonically by calling the telephone number shown on your vote instruction form. See the section entitled “Voting Via the Internet or by Telephone” in the question and answer portion of the Proxy Statement for further details. Any shareholder attending the meeting may vote in person, even though he, she or it has already returned a Proxy Card.

Sincerely,

TAMER HUSSEINI
Chairman of the Board, President and
Chief Executive Officer

Santa Clara, California

June 21, 2002

CELERITEK, INC.

PROXY STATEMENT
FOR
2002 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      Our Board of Directors is soliciting Proxies for the 2002 Annual Meeting of Shareholders to be held at our principal executive offices located at 3236 Scott Boulevard, Santa Clara, California 95054 on Friday, August 2, 2002 at 9:00 a.m., Pacific Daylight Savings Time, and at any postponement or adjournment thereof. Our telephone number at this address is 408-986-5060. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters set forth in the attached Notice of Annual Meeting. Please read it carefully.

      Proxy materials, which include the Proxy Statement, Proxy (Proxy Card) and 2002 Annual Report to Shareholders, were first mailed to shareholders on or about June 21, 2002.

Costs of Solicitation

      We will pay the costs of soliciting Proxies from shareholders. We are required to request brokers and nominees who hold our common stock in their name to furnish our Proxy materials to beneficial owners of such common stock. We may reimburse such firms and nominees for their reasonable expenses in forwarding the Proxy materials to these beneficial owners. Certain of our directors, officers and employees may solicit Proxies on our behalf, without additional compensation, personally or by written communication, telephone, facsimile or other electronic means.

QUESTIONS AND ANSWERS

Q:	Who can vote at the Annual Meeting?

A.     The Board set June 5, 2002 as the record date for the Annual Meeting. All shareholders who owned Celeritek common stock on June 5, 2002 may attend and vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock held on all matters on which to be voted. On June 5, 2002, 12,234,539 shares of our common stock were outstanding.

Q:	How many votes do you need to hold the Annual Meeting?

A:     A majority of Celeritek’s outstanding shares as of the record date must be present at the meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Shares are counted as present at the Annual Meeting if you:

(i) are present and vote in person at the Annual Meeting; or

(ii) have properly submitted a Proxy or voted by telephone or via the Internet.

Q:	What proposals will be voted on at the Annual Meeting?

A:     There are two proposals scheduled to be voted on at the Annual Meeting:

•	Proposal One: Election of the nominees for the Board of Directors set forth in this Proxy Statement.

•	Proposal Two: Ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending March 31, 2003.

Q:	What is the voting requirement to approve each of the proposals?

A:     For the election of directors, the five individuals receiving the highest number of “FOR” votes will be elected. Proposal Two requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock represented, in person or by proxy, and entitled to vote.

Q:	How are votes counted?

A:     You may vote either “FOR” or “AGAINST” each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Two. If you abstain from voting on Proposal Two, it has the same effect as a vote against. If you just sign and mail your Proxy with no further instructions, your shares will be counted as a vote “FOR” each Director and “FOR” ratification of the appointment of our independent auditors. If you do not vote and you hold your shares in a brokerage account in your broker’s name (this is called “street name”), your shares will not be counted in the tally of the number of shares cast “FOR,” “AGAINST” or “ABSTAIN” on any proposal where your broker does not have discretionary authority to vote, and therefore will have the effect of reducing the number of shares needed to approve any of those items. However, these shares may be counted for the purpose of establishing a quorum for the meeting. Voting results are tabulated and certified by our transfer agent, Fleet National Bank.

Q:	How can I vote my shares in person at the Annual Meeting?

A:     Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed Proxy Card or proof of identification to the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:     Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the Annual Meeting. Shareholders of record may vote without attending the Annual Meeting only by returning by mail a signed Proxy Card. Shares held in street name may be voted by submitting voting instructions to your stockbroker or nominee. In most cases, for shares held in street name, you will be able to vote your shares by telephone, using the Internet or by mail. For shares held in street name, the vote instruction form will be sent to you by your stockbroker or nominee.

      BY TELEPHONE OR THE INTERNET — If you hold your shares in street name and have telephone or Internet access, you may submit your vote by following the “Vote by Telephone” or “Vote by Internet” instructions on the vote instruction form.

      BY MAIL — You may vote your shares by filling out and signing your Proxy Card or, for shares held in street name, by following the instructions set forth in the vote instruction form included by your stockbroker or nominee, and mailing it in the enclosed, postage prepaid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:     How can I change my vote after I return my Proxy?

A:     You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may do this by signing a new Proxy Card with a later date or by attending the Annual Meeting and voting in person. You may receive a new Proxy Card by sending a written request to the Secretary, Celeritek, Inc., 3236 Scott Boulevard, Santa Clara, California 95054. Attending the Annual Meeting will not revoke your proxy unless you specifically request it.

Q:     What is Celeritek’s voting recommendation?

A:     Our Board of Directors recommends that you vote your shares “FOR” each of the five nominees to the Board and “FOR” ratification of the appointment of Ernst & Young LLP as our independent auditors.

Q:     Where can I find the voting results of the Annual Meeting?

A:     The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our first quarterly report on Form 10-Q filed after the date of the Annual Meeting.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

      Our shareholders may submit proposals that they believe should be voted upon at the Annual Meeting or nominate persons for election to our Board of Directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), some shareholder proposals may be eligible for inclusion in our 2003 Proxy Statement. Any such shareholder proposals or nominations must be submitted in writing to the attention of the Secretary, Celeritek, Inc., 3236 Scott Boulevard, Santa Clara, California 95054, no later than February 21, 2003, which is 120 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. Shareholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The timely submission of a shareholder proposal does not guarantee that it will be included in our 2003 Proxy Statement.

      Alternatively, under our Bylaws, our shareholders may submit proposals or nominations that they believe should be voted upon at the Annual Meeting, but do not seek to include in our 2003 Proxy Statement pursuant to Rule 14a-8. Any such shareholder proposals or nominations may be submitted in writing to the Secretary, Celeritek, Inc., 3236 Scott Boulevard, Santa Clara, California 95054, for the 2003 Annual Meeting of Shareholders not less than 60 days nor more than 90 days prior to the one-year anniversary of the mailing date of this Proxy Statement. For our 2003 Annual Meeting, this means that any such proposal or nomination will be considered untimely if submitted to us earlier than March 23, 2003 or later than April 22, 2003. Note, however, that in the event we provide less than 65 days notice or prior public disclosure to shareholders of the date of the 2003 Annual Meeting, any shareholder proposal or nomination not submitted pursuant to Rule 14a-8 must be submitted to us not later than the close of business on the seventh day following the day on which notice of the date of the 2003 Annual Meeting was mailed or public disclosure was made. For example, if we provide notice of our 2003 Annual Meeting on June 21, 2003, for a 2003 Annual Meeting on August 2, 2003, any such proposal or nomination will be considered untimely if submitted to us after June 28, 2003. For purposes of the above, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, or in a document publicly filed by us with the Securities and Exchange Commission (the “SEC”). As described in our Bylaws, the shareholder submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of our common stock. If a shareholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws (the “Bylaw Deadline”), the shareholder will not be permitted to present the proposal to the shareholders for a vote at the 2003 Annual Meeting.

      The rules of the SEC establish a different deadline for submission of shareholder proposals that are not intended to be included in our Proxy Statement with respect to discretionary voting (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the 2003 Annual Meeting is May 7, 2003, or the date which is 45 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. If a shareholder gives notice of such a proposal after the Discretionary Vote Deadline, our Proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the Annual Meeting.

      Because the Bylaw Deadline is not capable of being determined until we publicly announce the date of our 2003 Annual Meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at the 2003 Annual Meeting, and we believe that our Proxy holders at such meeting would be allowed to use the discretionary authority granted by the Proxy to vote against the proposal at such meeting without including any disclosure of the proposal in the Proxy Statement relating to such meeting.

      We have not been notified by any shareholder of his, her or its intent to present a shareholder proposal from the floor at the 2002 Annual Meeting. The enclosed Proxy grants the Proxy holders discretionary authority to vote on any matter properly brought before the 2002 Annual Meeting, including any shareholder proposals received between the date of this Proxy Statement and the Bylaw Deadline for the 2002 Annual Meeting, which is June 28, 2002, or the date which is seven calendar days after the date this Proxy Statement is mailed.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

      We currently have five members on our Board of Directors. All five of the incumbent directors are nominees. There are no family relationships among any of our directors or executive officers, including any of the nominees. Unless otherwise instructed, the holders of Proxies solicited by this Proxy Statement will vote the Proxies received by them for the five nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxy holders will vote for a nominee designated by the present Board of Directors to fill the vacancy. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting or until his successor has been elected and qualified.

Nominees

      The names of the nominees for our Board of Directors, their ages as of June 5, 2002 and certain information about them, are set forth below.

Name	Age	Principal Occupation

Tamer Husseini(1)	59	Chairman of the Board, President and Chief Executive Officer of Celeritek
Robert J. Gallagher(1)(2)(3)	58	Private investor
Thomas W. Hubbs (1)(2)(3)	57	Chief Financial Officer of Bytemobile, Inc.
William D. Rasdal(1)(2)(3)	68	Management consultant
Charles P. Waite(1)(3)	72	Special Limited Partner of Greylock, a venture capital firm

(1)	Denotes nominee for election at 2002 Annual Meeting of Shareholders.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.

      Tamer Husseini, a founder of our company, has served as our Chairman of the Board, President and Chief Executive Officer since our company was founded in 1984. Prior to founding our company, Mr. Husseini was employed by Granger Associates, a telecommunications company, as Vice President from 1982 until 1984. Before joining Granger Associates, Mr. Husseini was employed by Avantek, Inc., a manufacturer of integrated circuits and components for wireless communications applications and now a division of Hewlett-Packard Company, from 1972 until 1982, most recently as General Manager of the Microwave Transistor Division.

      Robert J. Gallagher was appointed to our Board of Directors in October 1998. From 1983 to December 2000, Mr. Gallagher was employed by Acuson Corporation, a manufacturer of medical ultrasound imaging systems. Mr. Gallagher joined Acuson in January 1983 as Vice President, Finance and Chief Financial Officer, became Executive Vice President in March 1991, was Chief Operating Officer from January 1994 until March 1999, and was President of Acuson from May 1995 until November 1997, when he was appointed Vice Chairman of the Board. He retired as Chief Operating Officer in March 1999, but remained Senior Vice

President until February 2000. In February 2000, Mr. Gallagher again served as President and Chief Operating Officer of Acuson until his retirement in January 2001.

      Thomas W. Hubbs was appointed to our Board of Directors in June 1998. Since October 2001, Mr. Hubbs has been employed by Bytemobile, Inc., a mobile data services company, as its Chief Financial Officer. Mr. Hubbs was a consultant at interWAVE Communications International, Ltd., a developer of distributed systems architecture for wireless communications, from November 1998 to June 1999, and from July 1999 to September 2001, Mr. Hubbs was the Executive Vice President and Chief Financial Officer there. From April 1998 to October 1998, Mr. Hubbs served as Senior Vice President and Chief Financial Officer of Walker Interactive Systems, Inc., a developer of financial applications software products. From December 1995 to April 1998, Mr. Hubbs served as Senior Vice President and Chief Financial Officer of interWAVE. From 1987 to 1995, Mr. Hubbs served as Vice President and Chief Financial Officer of VeriFone, Inc.

      William D. Rasdal has served on our Board of Directors since our organization in 1984. Until June 1998, Mr. Rasdal served as Chairman of the Board and Chief Executive Officer of SymmetriCom, Inc., a position he held since 1989. Mr. Rasdal joined SymmetriCom in 1985 as President and Chief Executive Officer. Prior to his employment with SymmetriCom, Mr. Rasdal was employed by Granger Associates as President and Chief Operating Officer. Prior to his employment with Granger Associates, Mr. Rasdal served as Vice President and General Manager of Avantek’s Microwave Integrated Circuit and Semiconductor Operations. Mr. Rasdal also serves on the board of directors of Advanced Fibre Communications, Inc.

      Charles P. Waite has served on our Board of Directors since our organization in 1984. He has been with Greylock, a venture capital firm, since 1966 and is currently a special limited partner and director. Mr. Waite also serves on the board of directors of Teltone Corporation.

Board Meetings and Committees

      During the fiscal year ended March 31, 2002, the Board of Directors held eight meetings. Each director is expected to attend each meeting of the Board and those Committees on which he serves. Each incumbent director attended at least 75% of the Board and Committee meetings required to be attended by him in the fiscal year ended March 31, 2002. Certain matters were approved by the Board of Directors or a Committee of the Board of Directors by unanimous written consent. The Board of Directors currently has a standing Audit Committee, Compensation Committee and a Stock Option Committee. The Audit Committee has a written charter that has been approved by the Board of Directors. The Board of Directors has no Nominating Committee or committee performing similar functions. Tamer Husseini and William D. Rasdal are the members of the Stock Option Committee and such committee has the authority to grant stock options under the Company’s 1994 Stock Option Plan to non executive officers and consultants of the Company. The Compensation Committee and Audit Committee are described as follows:

Name of Committees		Number of Meetings
and Members	Functions of the Committees	in Fiscal 2002

AUDIT Robert J. Gallagher Thomas W. Hubbs William D. Rasdal *	— oversees our financial reporting process; — reviews the external auditors’ proposed audit scope, compensation, approach and independence; — recommends to the Board of Directors the selection of independent auditors; and — monitors the adequacy and effectiveness of accounting and financial controls.	4

COMPENSATION Robert J. Gallagher Thomas W. Hubbs William D. Rasdal Charles P. Waite	— reviews and approves the executive compensation policies; and — administers the employee stock option and stock purchase plans.	1

*	Charles P. Waite resigned from the Audit Committee on June 19, 2001.

Director Compensation

      During the fiscal year ended March 31, 2002, each of our non-employee directors was paid $1,500 for each regular Board of Directors meeting attended. In addition, we paid $1,500 to each non-employee director for participating in two telephonic Board of Directors meetings and we paid $500 to each member of our Audit Committee. We also reimburse our directors for certain expenses incurred by them in their capacity as directors or in connection with attendance at meetings of the Board of Directors. In addition, each of our non-employee directors is eligible to participate in our Outside Directors’ Stock Option Plan. Under the terms of the Outside Directors’ Stock Option Plan, each non-employee director automatically receives an option to purchase 6,000 shares of our common stock, on the later of the consummation of our initial public offering or the date on which the optionee first becomes a director of our company. The vesting of such option grant is based on continued service as a director, and the shares underlying each option vest at the rate of 25% per year, so that each option will be fully vested after the director completes four years of continued service. Beginning four years after the initial option grant for each non-employee director, and each year thereafter, such non-employee director shall automatically be granted an option to purchase 1,500 additional shares of common stock based on continued service as a director, and all of the shares underlying that option will vest one year after the date of grant. During the fiscal year ended March 31, 2002, Mr. Rasdal and Mr. Waite each received an option grant of 1,500 shares at a per share exercise price of $12.22.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors has appointed, at the recommendation of the Audit Committee of the Board of Directors, Ernst & Young LLP as our independent auditors to audit our financial statements for the fiscal year ending March 31, 2003, and recommends that the shareholders vote “FOR” ratification of such appointment.

      Ernst & Young LLP has audited our financial statements since 1993. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions from the shareholders.

SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

      To our knowledge, the following table sets forth information with respect to beneficial ownership of our common stock, as of June 5, 2002, for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

      Unless otherwise indicated, the principal address of each of the shareholders below is c/o Celeritek, Inc., 3236 Scott Boulevard, Santa Clara, California 95054. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options held by such person that are exercisable within 60 calendar days of the June 5, 2002 record date, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 12,234,539 shares of common stock outstanding as of June 5, 2002.

	Shares	Percentage
	Beneficially	Beneficially
	Owned	Owned

5% Shareholders:
State of Wisconsin Investment Board(1)	1,743,600	14.3%
Advisory Research, Inc.(2)	1,315,488	10.6%
Kennedy Capital Management, Inc.(3)	685,550	5.6%

Directors and Executive Officers:
Tamer Husseini(4, 5)	305,651	2.5%
Richard G. Finney(4)	83,333	*
Gary J. Policky(4, 6)	76,558	*
Margaret E. Smith(4)	44,750	*
William D. Rasdal(4, 7)	38,572	*
Perry A. Denning(4)	34,053	*
Charles P. Waite(4)	29,273	*
Thomas W. Hubbs(4, 8)	9,000	*
Robert J. Gallagher(4)	4,500	*
All directors and executive officers as a group (12 persons)(4)	696,937	5.5%

*	Less than 1%.

(1)	Principal address is P.O. Box 7842, Madison, WI 53707. The number of shares held is as of December 31, 2001, as set forth in a Schedule 13G filed by State of Wisconsin Investment Board on February 11, 2002.

(2)	Principal address is 180 North Stetson Street, Suite 5780, Chicago, IL 60601. The number of shares held is as of December 31, 2001, as set forth in a Schedule 13G filed by Advisory Research, Inc. with the SEC on February 12, 2002.

(3)	Principal address is 10829 Olive Blvd., St. Louis, MO 63141. The number of shares held is as of December 31, 2001, as set forth in a Schedule 13G filed by Kennedy Capital Management, Inc. with the SEC on February 14, 2002. Kennedy Capital Management, Inc. possesses sole voting power as to 631,500 shares and sole dispositive power as to 685,550 shares.

(4)	Includes, for the applicable director or executive officer, the following shares exercisable within 60 days of June 5, 2002 upon the exercise of stock options:

•	Tamer Husseini — 192,579 shares

•	Richard G. Finney — 61,333 shares

•	Gary J. Policky — 23,000 shares

•	Margaret E. Smith — 40,498 shares

•	William D. Rasdal — 9,000 shares

•	Perry A. Denning — 21,854 shares

•	Charles P. Waite — 9,000 shares

•	Thomas W. Hubbs — 6,000 shares

•	Robert J. Gallagher — 4,500 shares

•	All directors and executive officers as a group — 437,745 shares

(5)	Includes a total of 1,276 shares held by Mr. Husseini’s son and daughters and as to which Mr. Husseini disclaims beneficial ownership.

(6)	Includes 1,878 shares held by Mr. Policky’s spouse and 500 shares exercisable within 60 days of June 5, 2002 upon the exercise of stock options by Mr. Policky’s spouse.

(7)	Includes 29,572 shares held by The Rasdal Family Trust, as to which Mr. Rasdal shares voting and dispositive power.

(8)	Includes 3,000 shares held by The Hubbs Family Trust, of which Mr. Hubbs and his spouse serve as trustees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file certain reports regarding ownership of, and transactions in, our securities with the SEC. Such officers, directors and 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

      Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% shareholders were complied with during fiscal year 2002, except that a Form 4 required to be filed by William Hoppin, our former Vice President, Semiconductor Sales, for a transaction in January 2001 was filed late during fiscal year 2002, and a Form 4 required to be filed by Thomas Hubbs for a transaction in February 1999 was filed late during fiscal year 2002.

RELATED PARTY TRANSACTIONS

Loans to Employee

      In February 2001, we loaned Perry A. Denning, our Vice President, Semiconductor Division, a total of $1,090,000 in connection with the purchase by Mr. Denning of a residence in California following his relocation from Arizona. Mr. Denning issued to us four non-interest bearing promissory notes, two of which, in the principal amounts of $300,000 and $450,000, respectively, are secured by trust deeds on his primary residence in California, one of which, in the principal amount of $150,000, was secured by a trust deed on his former residence in Arizona, and one of which, in the principal amount of $190,000, is secured by 11,875 shares of our common stock held by Mr. Denning. The $300,000 promissory note is due and payable in equal monthly installments of $2,000, with the first installment paid in October 2001. As of March 31, 2002, approximately $289,000 in unpaid principal was outstanding under such promissory note. The $450,000 promissory note was increased to $500,000 in August 2001 and is due and payable in equal annual installments of $50,000, with the first installment due on or before March 1, 2002. As of March 31, 2002, $450,000 in unpaid principal was outstanding under such promissory note. The $150,000 promissory note was due and payable on the earlier of December 1, 2001 or the date by which Mr. Denning sells his former residence in Arizona. $100,000 of such loan was paid in August 2001 and the remaining $50,000 was transferred to the $450,000 loan. The $190,000 promissory note is due and payable following the date that Mr. Denning sells the shares securing the note.

Stock Option Grants

      During the fiscal year ended March 31, 2002, we granted stock options under our 1994 Stock Option Plan or our Outside Directors’ Stock Option Plan to the following executive officers and directors as of the grant dates and for the number of shares of common stock and at the exercise prices set forth below opposite their names:

				Per Share
Officer/Director	Plan	Date of Grant	Shares Granted(#)	Exercise Price($)	Expiration Date

Perry A. Denning	1994	04/02/01	15,000(1)	12.125	04/02/11
Perry A. Denning	1994	03/21/02	20,000(1)	10.00	03/21/12
Richard G. Finney	1994	04/02/01	15,000(1)	12.125	04/02/11
Richard G. Finney	1994	03/21/02	40,000(1)	10.00	03/21/12
Tamer Husseini	1994	04/02/01	25,000(1)	12.125	04/02/11
Tamer Husseini	1994	03/21/02	75,000(1)	10.00	03/21/12
Damian McCann	1994	04/02/01	20,000(1)	12.125	04/02/11
Damian McCann	1994	06/19/01	20,000(1)	11.98	06/19/11
Damian McCann	1994	03/21/02	20,000(1)	10.00	03/21/12
Gary J. Policky	1994	03/21/02	15,000(1)	10.00	03/21/12
William D. Rasdal	Director	12/20/01	1,500(2)	12.22	12/20/11
Stephen W. Redfern	1994	04/12/01	5,000(1)	13.45	04/12/11
Stephen W. Redfern	1994	07/27/01	10,000(1)	14.53	07/27/11
Stephen W. Redfern	1994	03/21/02	5,000(1)	10.00	03/21/12
Margaret E. Smith	1994	04/02/01	20,000(1)	12.125	04/02/11
Margaret E. Smith	1994	03/21/02	40,000(1)	10.00	03/21/12
Charles P. Waite	Director	12/20/01	1,500(2)	12.22	12/20/11

(1)	One-eighth of the shares vest on the six month anniversary of the date of grant and one-forty-eighth of the shares vest at the end of each full month thereafter.

(2)	All of the shares vest on December 20, 2002.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth information concerning the compensation that we paid during the last three fiscal years to our Chief Executive Officer and our four other most highly compensated executive officers who earned more than $100,000 during the fiscal year ended March 31, 2002. All option grants were made under our 1994 Stock Option Plan.

				Long-Term
				Compensation
	Annual Compensation			Awards

				Securities	All Other
	Fiscal	Salary	Bonus	Underlying	Compensation
Name and Principal Position	Year	($)	($)	Options(#)	($)

Tamer Husseini	2002	273,932	—	100,000	10,726	(1)
Chairman of the Board, President	2001	313,263	—	125,500	5,373
and Chief Executive Officer	2000	343,824	—	50,000	6,754
Perry A. Denning	2002	161,575	78,348	35,000	14,622	(1)
Vice President, Semiconductor Division	2001	184,611	76,500	15,500	12,934
	2000	162,199	10,000	15,000	11,986
Richard G. Finney	2002	183,928	—	55,000	6,748	(1)
Vice President, Subsystems Division	2001	191,726	—	15,500	3,704
	2000	170,296	10,000	15,000	1,746
Margaret E. Smith	2002	160,804	—	60,000	6,062	(1)
Vice President, Finance and	2001	184,995	—	500	3,964
Chief Financial Officer	2000	78,063	—	50,000	1,447
Gary J. Policky	2002	148,422	—	15,000	15,554	(1)
Vice President, Engineering and	2001	169,806	—	500	9,309
Chief Technical Officer	2000	164,985	—	—	13,282

(1)	Represents 401(k) Plan contributions and premiums paid on supplemental long term disability insurance and medical reimbursement insurance.

Option Grants in Last Fiscal Year

      The following table sets forth information with respect to stock options granted to our Chief Executive Officer and our four other most highly compensated executive officers during the fiscal year ended March 31, 2002. We have never granted any stock appreciation rights. All option grants were made under our 1994 Stock Option Plan.

	Individual Grants
					Potential Realizable
		% of Total			Value at Assumed
	Number of	Options			Annual Rates of Stock
	Securities	Granted to			Price Appreciation for
	Underlying	Employees In	Exercise		Option Term($)(4)
	Options	Fiscal	Price Per	Expiration
Name	Granted(#)	Year(%)(1)	Share($)(2)	Date(3)	5%	10%

Tamer Husseini	25,000	3.5	12.125	04/02/11	190,634	483,103
Tamer Husseini	75,000	10.6	10.00	03/21/12	471,671	1,195,307
Perry A. Denning	15,000	2.1	12.125	04/02/11	114,380	289,862
Perry A. Denning	20,000	2.8	10.00	03/21/12	125,779	318,748
Richard G. Finney	15,000	2.1	12.125	04/02/11	114,380	289,862
Richard G. Finney	40,000	5.6	10.00	03/21/12	251,558	637,497
Margaret E. Smith	20,000	2.8	12.125	04/02/11	152,507	386,483
Margaret E. Smith	40,000	5.6	10.00	03/21/12	251,558	637,497
Gary J. Policky	15,000	2.1	10.00	03/21/12	94,334	239,061

(1)	Based on a total of 709,000 options granted to all employees in fiscal year 2002.

(2)	The exercise price per share is equal to the closing price of our common stock on the date of grant.

(3)	Options may terminate before their expiration date if the optionee’s status as an employee or consultant is terminated or upon optionee’s death.

(4)	Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation based upon the deemed fair market value are mandated by the rules of the SEC and do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises are dependent on our future financial performance, overall market conditions and the option holder’s continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth information with respect to our Chief Executive Officer and our four other most highly compensated executive officers concerning shares acquired upon exercise of stock options in the fiscal year ended March 31, 2002 and exercisable and unexercisable options held as of March 31, 2002. All option grants were made under our 1994 Stock Option Plan.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		Fiscal Year End(#)		Fiscal Year End($)(2)
	Acquired on	Value
Name	Exercise(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Tamer Husseini	—	—	171,746	181,254	652,754	106,121
Perry A. Denning	11,529	18,724	16,645	43,961	29,878	33,524
Richard G. Finney	—	—	56,332	63,752	254,791	38,547
Margaret E. Smith	—	—	34,248	76,252	107,185	88,565
Gary J. Policky	—	—	22,479	15,521	102,752	6,936

(1)	Market value of underlying securities based on the closing price of our common stock on the date of exercise, minus the exercise price.

(2)	Market value of underlying securities is based on the per share closing price of $10.30 of our common stock on March 28, 2002 (the last market trading day in fiscal year 2002), minus the exercise price.

Compensation Committee Interlocks and Insider Participation

      During fiscal 2002, the Compensation Committee was comprised of William D. Rasdal, Robert J. Gallagher, Thomas W. Hubbs and Charles P. Waite. No interlocking relationship exists between our Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company, nor has any such interlocking relationship existed in the past.

EQUITY COMPENSATION PLAN INFORMATION

      The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of March 31, 2002, including the Employee Stock Purchase Plan, the 1994 Stock Option Plan, the 2000 Nonstatutory Stock Option Plan and the Outside Directors’ Stock Option Plan.

		(b)	(c)
	(a)	Weighted average exercise	Number of securities remaining
	Number of securities to be issued	price of outstanding	available for future issuance under
	upon exercise of outstanding	options, warrants and	equity compensation plans (excluding
Plan Category	options, warrants and rights	rights	securities reflected in column(a))

Equity compensation plans approved by security holders	1,675,711	$14.83	767,411
Equity compensation plans not approved by security holders	181,583 (1)	$29.61	18,417

Total	1,857,294	$16.28	785,828

(1)	Issued pursuant to our 2000 Nonstatutory Stock Option Plan, which does not require the approval of and has not been approved by our shareholders. See description of the 2000 Nonstatutory Stock Option Plan below.

2000 Nonstatutory Stock Option Plan

      On March 23, 2000, the Board of Directors approved the 2000 Nonstatutory Stock Option Plan (the “2000 Plan”). The 2000 Plan provides for the granting of non-qualified stock options to employees and consultants at the fair market value of our common stock as of the date of grant. Options granted under the 2000 Plan generally vest at a rate of  1/8 after six months and  1/48 per month thereafter, however, the vesting schedule can change on a grant-by-grant basis. The 2000 Plan provides that vested options may be exercised for 3 months after termination of employment and for 12 months after termination of employment as a result of death or disability. We may select alternative periods of time for exercise upon termination of service. The 2000 Plan permits options to be exercised with cash, check, certain other shares of our stock or consideration received by us under a “cashless exercise” program. In the event that we merge with or into another corporation, or sell substantially all of our assets, the 2000 Plan provides that each outstanding option will be assumed or substituted for by the successor corporation. If such substitution or assumption does not occur, each option will fully vest and become exercisable. There are 200,000 shares of common stock reserved under the 2000 Plan, and 18,417 shares remaining for future issuance.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

      The Compensation Committee of our Board of Directors determines the compensation of our Chief Executive Officer and our other executive officers. The Compensation Committee is comprised entirely of outside directors. In addition to determining the salary and bonus compensation for all of our executive officers, the Compensation Committee determines the nature and timing of awards and grants under our stock option plans.

      The goals of the compensation program are to align compensation with our performance and objectives and to attract, retain and reward executive officers whose contributions are critical to our long-term success.

      The primary components of our compensation package are salary, bonuses and stock options.

Salary

      The level of base salary for executive officers is set based upon their scope of responsibility, level of experience and individual performance. The salary range for each position is reviewed against independent third party survey data for high-tech companies with similar sales volume located on the West Coast. Additionally, the Compensation Committee takes into account general business and economic conditions. We set our salaries to be competitive with the marketplace. None of the factors considered is assigned a specific weight.

Bonuses

      Our executive bonus plan provides the opportunity for annual cash bonuses based on accomplishment of specific individual performance objectives and our profit objectives. These objectives are set at the beginning of the fiscal year based on our long-term and short-term objectives, and performance against these objectives is assessed at the end of the year.

Stock Options

      The Compensation Committee believes that the granting of stock options is an important method of rewarding and motivating management by aligning management’s interests with our shareholders. The Compensation Committee also recognizes that a stock incentive program is a necessary element in a competitive compensation package. The program utilizes a vesting schedule to encourage our key employees to continue in our employ and encourages employees to maintain a long-term perspective. In determining the size of stock option grants, the Compensation Committee focuses primarily on our performance and the perceived role of such executive in accomplishing these objectives as well as the satisfaction of individual performance objectives. The Compensation Committee also considers the number of outstanding unvested options which the officer holds and the size of previous option awards to that officer. The Compensation Committee does not assign specific weights to these items.

Compensation of the Chief Executive Officer

      Tamer Husseini has been the President, Chief Executive Officer and Chairman of the Board since our founding in 1984. The Compensation Committee used the same compensation policy described above for all executive officers to determine Mr. Husseini’s fiscal year 2002 compensation. In setting both the cash-based and the equity-based elements of Mr. Husseini’s compensation, the Compensation Committee considered competitive forces, our performance and Mr. Husseini’s leadership in achieving our long-term strategic goals. Mr. Husseini voluntarily reduced his salary by 15% in fiscal 2002, resulting in a base salary for the year of $273,932. Mr. Husseini’s salary was reinstated at $315,000 for fiscal 2003. During fiscal year 2002, Mr. Husseini was granted options to purchase 100,000 shares of common stock. No bonus was paid to Mr. Husseini in fiscal year 2002 because we did not meet certain of our financial performance goals. The Compensation Committee believes Mr. Husseini’s fiscal year 2002 compensation fairly, sufficiently and relative to our performance, rewards him for this performance and will serve to retain him as a key employee on whom we are dependent for our continued success.

Policy Regarding Deductibility of Compensation

      We are required to disclose our policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax, the otherwise allowable deduction for compensation paid or accrued with respect to the executive officers of a publicly-held company, which is not performance-based compensation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to our executive officers for fiscal 2003 will exceed the $1 million limit per officer; however, to the extent such compensation to be paid to such executive officers exceeds the $1 million limit per officer, such excess will be treated as performance-based compensation.

      The Compensation Committee is pleased to submit this report to the shareholders with regard to the above matters.

Thomas W. Hubbs
Robert J. Gallagher
William D. Rasdal
Charles P. Waite

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The Audit Committee of our Board of Directors serves as the representative of our Board of Directors for the general oversight of our financial accounting and reporting process, systems of internal control, audit process and the process for monitoring compliance with laws and regulations and our Standards of Business Conduct. Our management has primary responsibility for preparing our financial statements and our financial reporting process. Our independent auditors, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of our audited financial statements in accordance with generally accepted accounting principles. During fiscal 2002, the Audit Committee was comprised of Robert J. Gallagher, Thomas W. Hubbs, William D. Rasdal and, until June 19, 2001, Charles P. Waite.

      In this context, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with our management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of our accounting principals and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

2. The Audit Committee has discussed with our independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as modified or supplemented.

3. The Audit Committee has received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with our independent auditors their independence and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board of Directors, and our Board of Directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2002, for filing with the SEC.

      Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached to the Proxy Statement for the 2001 Annual Meeting of Shareholders. Each of the members of our Audit Committee is independent as defined under the rules of the National Association of Securities Dealers listing standards, as modified or supplemented.

      The Audit Committee is pleased to submit this report to the shareholders with regard to the above matters.

Thomas W. Hubbs
Robert J. Gallagher
William D. Rasdal

AUDIT AND ALL OTHER RELATED FEES

Audit Fees

      Audit fees billed to us by Ernst & Young LLP for the audit of our annual financial statements for the fiscal year ended March 31, 2002, and the review of our financial statements included in our quarterly reports on Form 10-Q during the fiscal year ended March 31, 2002, totaled approximately $253,000.

Financial Information Systems Design and Implementation Fees

      We did not engage Ernst & Young LLP to provide advice to us regarding financial information systems design and implementation during the fiscal year ended March 31, 2002.

All Other Fees

      Fees billed to us by Ernst & Young LLP for all other services rendered to us during the fiscal year ended March 31, 2002, other than those set forth above, were $121,005, including audit related services of $87,370 and non-audit services of $33,635. Audit related services include fees for accounting consultations, statutory audits, SEC registration statements, and information systems consulting unrelated to financial information system design and implementation.

      The Audit Committee of the Board of Directors has determined that the provision of the services disclosed under “All Other Fees” above by Ernst & Young LLP is compatible with maintaining such accountants’ independence.

STOCK PRICE PERFORMANCE GRAPH

      The graph below compares the cumulative total return to shareholders on our common stock with the cumulative total return on the S&P 500 Index and the S&P Electronic Equipment & Instruments Index over the same period for the years of March 1997 through March 2002. The graph assumes that $100 was invested in our common stock on March 31, 1997 and in the S&P 500 Index and the S&P Electronic Equipment & Instruments Index, including reinvestment of dividends. Historic stock price performance is not necessarily indicative of future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG CELERITEK, INC., THE S & P 500 INDEX
AND THE S & P ELECTRONIC EQUIPMENT & INSTRUMENTS INDEX

*	$100 invested on 3/31/97 in stock or index-including reinvestment of dividends. Fiscal year ending March 31.

OTHER MATTERS

      As of the date hereof, the Board of Directors is not aware of any other matters to be submitted to the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend or as they otherwise deem advisable.

      It is important that your shares be represented at the Annual Meeting, regardless of the number of shares which you hold. You are therefore urged to execute and return, at your earliest convenience, the accompanying Proxy in the envelope which has been enclosed.

VOTING VIA THE INTERNET OR BY TELEPHONE

For Shares Directly Registered in the Name of the Shareholder

      Shareholders who hold their shares in their own name as a shareholder of record may vote those shares only by returning a signed Proxy Card or voting in person at the meeting.

For Shares Registered in the Name of a Broker or a Bank

      A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by Fleet National Bank for shares registered directly in the name of the shareholder. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the vote instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com).

General Information for All Shares Voted Via the Internet or By Telephone

      Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on August 1, 2002. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

The Board of Directors

June 21, 2002

APPENDIX A

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CELERITEK, INC.

2002 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned shareholder of Celeritek, Inc., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated June 21, 2002, and hereby appoints Tamer Husseini and Margaret E. Smith, and each of them, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Shareholders of Celeritek, Inc. to be held on August 2, 2002 at 9:00 a.m., Pacific Daylight Savings Time, at the offices of Celeritek, Inc., 3236 Scott Boulevard, Santa Clara, California 95054, and at any adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

     THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED HEREIN, “FOR” THE RATIFICATION OF OUR INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. EITHER OF SUCH ATTORNEYS OR SUBSTITUTES SHALL HAVE AND MAY EXERCISE ALL OF THE POWERS OF SAID ATTORNEYS-IN-FACT HEREUNDER.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark votes as in this example.

1.	ELECTION OF DIRECTORS.

Nominees: (01) Tamer Husseini, (02) Robert J. Gallagher, (03) Thomas W. Hubbs, (04) William D. Rasdal, (05) Charles P. Waite

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐
☐
If you wish to withhold authority to vote for any individual nominee(s), write the name of the nominee(s) on the line above				MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW	☐

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending March 31, 2003.

In their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

This Proxy should be marked, dated and signed by the shareholder(s) exactly as its, his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Signature:	Date:

Signature:	Date: